                                                                   EXHIBIT 10.9


                             [VENTANA LETTERHEAD]


October 20, 1995


Mr. Bernard O.C. Questier
DuPont Strasse #1
61343 Bad Homberg, Germany

Dear Bernard:

This Agreement confirms the Company's offer of employment to join Ventana Medical Systems, Inc. as Vice President of European Operations. The Board and I are excited about the prospect of you joining the Company and making a significant long term contribution to the development of the Company's business in Europe.

REPORTING RELATIONSHIPS AND RESPONSIBILITIES:

In your capacity as Vice President European Operations, you will report directly to the President of Ventana Medical Systems, Inc. In this capacity, all operational and tactical activities for the European operation shall be your responsibility and you shall actively work with the President on all strategic matters having to do with the European Operation. You will be located at the European Corporate Headquarters in Strasbourg France.

See Exhibit 1, Principle Responsibilities, attached for a detailed description of the Vice President-European Operations key duties and responsibilities:

COMPENSATION:

Your annual compensation shall be US$150,000, which shall be exchange protected against the French Franc to ensure that, should the U.S. Dollar depreciate versus the French Franc, you shall will not suffer the economic consequences of such an event. This exchange protection shall be established based on the U.S. Dollar/French Franc exchange rate, at the date of your acceptance, as published in the Wall Street Journal as of your date of acceptance or the first business day thereafter. If, however, the US Dollar appreciates in value against the French Franc, the Company will continue to pay the same US Dollar amount for salary, bonus, car allowance and other related compensation.

Your starting date shall be as soon as practical, but no later than December 1, 1995.

Annually, during February or March, after one year service with the Company, your compensation shall be reviewed by the Compensation Committee of the Board of Directors. The Committee's practice is to make annual adjustments based on individual and Company performance and contribution. Senior Executives, which include the Vice President - European Operations, are generally awarded cost of living/inflation adjustments to their respective base salaries on an annual basis.

Performance based bonuses, upon the Company reaching profitability, are used to provide Senior Managers with significant upside potential in terms of additional cash compensation. The Company expects to reach profitable operations during 1996 and expects the Board to institute such a bonus program accordingly. In order to encourage you to join the Company at this time, the Company will guarantee to pay you a bonus of $7,500, paid in French Franc's, assuming satisfactory performance during 1996.

During the first year of employment, the Company shall provide additional assistance in the relocation of your family to Strasbourg, France to cover reasonable moving and relocation expenses not to exceed US$55,000, paid in French Franc's. These funds shall be provided to cover the cost of moving, temporary living, household items such as window treatments, carpeting, kitchen and other housing necessities that create a hardship in relocation.

Upon joining the Company, you shall be granted an option to purchase 100,000 shares of the Company's currently authorized Common Stock at an exercise price of $.31 per share. The options vest equally over four years, with the first 25% of the granted options becoming exercisable after one full year of service with the Company. The remainder of the options shall vest at the rate of 1/48th per month and shall expire the day after the initial 48 month vesting period is over. Your stock options shall be subject to all the rights, provisions and restrictions as set forth in the Company's 1988 Incentive Stock Option Plan, as amended through June 1995.

Additionally, the Company shall provide, upon acceptance of this offer and continued employment with the Company, an annual all inclusive automobile allowance of $8,800, paid in French Franc's, which shall be used to reimburse you for monthly lease costs, automobile and liability insurance and associated costs. Monthly automobile operating costs shall be reimbursable to you through the proper submission of periodic expense reports.

Within the first 30 days of your employment with the Company, the Company at its expense, shall draft and execute an employment contract with you and its wholly owned subsidiary, Ventana Medical Systems, SA. This employment contract shall comply with French Labor Regulations, shall reflect the substantive issues outlined in this letter agreement and otherwise to be acceptable to both parties.

BENEFITS:

The Company will ensure that health benefits for you, your wife and your dependent children are in place as prescribed by French Law and under the regulations of the French Social Welfare System. Statutory withholding deductions, as prescribed by French Law, shall be withheld from your salary as it is paid to you. Any of these costs or additional contributions required to be paid to the applicable agency by the Company on your behalf shall be so paid by the Company as prescribed by Law.

Additionally, in the event that you should become sick or disabled while employed by the Company, Ventana shall continue to pay your salary and any social welfare cost differential for a six month period. Be advised that this is in addition to the six weeks salary continuation program stipulated by French Law, which covers an individual during the first six weeks of their sickness or disability.

You shall receive 30 days of paid vacation and 12 days of paid holiday annually, consistent with standard practice under French Law, as commonly referred to as Bank Holidays.

At present, Ventana does not have a defined benefit or contribution pension plan in place in Europe. Current practice is to utilize the Incentive Stock Option Plan of the Company in place of these plans as a potential capital appreciation vehicle. Additionally, the Company has a Employee Stock Purchase Plan which is currently being modified to include European employee participation. As soon as this Plan has been modified and approved by the Board of Directors and Shareholders, you will be allowed to participate in said Plan in accordance with its provisions. Upon reaching profitable operations, the Company shall explore the feasibility of instituting a defined benefit or contribution plan for its employees. To the extent that these plans are instituted and European employees are covered by such plan or plans, you shall be allowed to participate in them in accordance with their provisions.

Ernst & Young, the Company's public accounting firm, shall be contacted, upon your acceptance of this offer, to administer your payroll, benefit taxes, government reports, tax returns and related activities at no cost to you. Upon acceptance of this offer, you shall provide the Company with the name of the bank, your account number and wire transfer instructions so the administration of your cash compensation, et al, can be properly effectuated.

Should you be terminated from the employ of the Company, for any reason, you shall be provided with an appropriate notice and continuing compensation through the quarter of notice and one full additional quarter as your full termination benefit with the Company. No other termination provisions shall apply if such an event should occur.

The Company's Management, its Board and I are enthusiastic about Ventana's future and its long term prospects for the European Operation under your leadership. The Company has the technology, products and determination to become the dominant player in this fastest growing segment of the medical diagnostic device industry. The Company looks forward to your participation and contribution to the continued growth and development of the business.

Please indicate your acceptance of this offer, in the place provided below, by signing a returning one copy of this Agreement. Please keep one executed copy of this Agreement for your records.

Sincerely,


/s/ R. MICHAEL RODGERS
R. Michael Rodgers
Vice President and Secretary



Accepted this_______________day of October, 1995.



By:__________________________________
   Bernard O.C. Questier

                                                                       EXHIBIT I

Ventana Medical Systems, Inc.
Job Description

TITLE:  VICE PRESIDENT EUROPEAN OPERATIONS

                                    OVERVIEW

European in nationality, multilingual with French, German and English minimally.

Technical background ideal with previous experience and record of excellence in sales and marketing. Must have hired, trained, motivated own sales force for 5 years.

General management experience either as running a small business in Europe or as country manager for a larger company, minimally 3-5 years. Ideally would have worked during a high growth period or a start up period.

Either general management experience or minimally sales experience to have been with an American company. Ideal candidate would have had some tenure in the USA.

Must have selling and management experience outside native country.

                       GENERAL MANAGEMENT RESPONSIBILITIES

                                                                EXHIBIT I

Set into place the infrastructure needed to establish a commercial base in Europe in the most cost effective method and place, including considerations such as tax implications, distribution costs, training costs, travel costs for customers, service and personnel, ease in meeting regulatory requirements, government economic development incentives, etc.

Define and select the core organizational management team needed to establish a commercial base in Europe and to bring to cash flow breakeven in the most expeditious manner possible but with some consideration for future growth.

Co-develop and then meet monthly, annual and long term sales and profitability goals.

Co-identify, along with R&D, a list of key influential accounts. Use European contacts as information for identifying and obtaining licensing for key new products.

Execute strategy for closing key accounts with initial placement of instrument. Define and implement proof sources from these accounts.

Provide consistent, fair, standard performance feedback to staff and ensure that philosophy is followed throughout the organization. Develop a culture within Ventana Europe that rewards and celebrates excellence in customer satisfaction and outstanding performance and yet recognizes the practical necessities of making a profit and providing a good consistent return to the investors.

Manage customer support functions to include field technical support, technical consultation center, field service, customer training, order entry and distribution. This includes the responsibility to move the reporting relationship of each of these or even other functions in/out of individual country's responsibility as the Company grows and the "best fit for the customer benefit/organizational economics" dictate otherwise; e.g., centralized order entry for all of Europe through order entry specific for each country.

                           MARKETING RESPONSIBILITIES

                                                                       EXHIBIT I

Perform classical market segmentation analysis and develop strategies and tactics for optimum return from each segment, a segment being defined as either a disease state or a geographic area.

Determine product value, establish value attributes for customer, and develop pricing accordingly.

Develop and continually update account profiles of both current and future customers. Define information to be routinely collected by sales reps. Use profile information for providing target accounts to sales and defining sales programs.

Identify key target accounts with logical factual parameters that mesh with segmentation analysis and overall strategies.

Target and prioritize key accounts for sales activities.

Develop and continually update sales aides and tools as required to achieve penetration and pricing.

Develop and execute market growth strategies and tactics, including educational programs for pathologists, support of seminars at national meetings or development of tertiary influences such as oncologists.

Develop and train sales people with effective closing tools for each market segment or each decision maker within segments; e.g. financial models, quality story boards, etc.

Generate technical papers and proof sources in respected technical and trade journals.

Hold focus panels/cultivate key influential leaders to bring customer needs both current and future into the Company. Form a scientific advisory board for Europe.

Develop and maintain price lists.

Develop, update and manage the distribution of product brochures.

Develop and execute advertising strategies that fit into the overall product strategy.

Develop, update sales pitch books and train how to use.

Define R&D priority input as fits European needs and as based on factual market segment information.

                                                                       EXHIBIT I

Develop and update market size, growth information in both dollars, local currency and slide volume by market opportunity, country specific.

Develop and update market size and penetration information for all planning processes.

Co-devlop sales incentive programs to meet target sales goals.

Develop and execute public relations campaigns, ensuring that they fit within the overall segment strategy.

Develop and distribute various product and Company information for customers and end user use; e.g. newsletters, etc.

Co-develop customer satisfaction indices for sales and support organizations and whole company.

Co-develop sales/profitability plans, monthly, annual, long term.

Lead role in defining trade show tactics and attend key shows.

Analyze competition and provide standard competitive information to sales and R&D; e.g., handling objections, generalized comparisons, technical performance comparisons - internal, external proof source comparisons.

                             SALES RESPONSIBILITIES

                                                                       EXHIBIT I

Co-develop and then meet monthly, annual, long term sales and profitability plans.

Hire, train, motivate, lead sales team.

Co-develop and then meet customer satisfaction indices for sales, customer support, and whole team.

Co-develop with marketing key reference accounts for written and verbal proof sources.

Develop trade show tactics and attend in both sales and competitive information gathering role.

Co-develop and lead sales training programs including key items such as product knowledge, negotiation and clsoing skills, account development strategies, financial skills (both Ventana's and accounts perspective) and administrative skills, e.g. customer profile information, time management, forecasting, etc.

Determine optimum expansion plans including determination of which countries merit direct sales force and which countries merit distributor arrangements.

Establish and monitor sales performance standards and goals.

Provide competitive information back to marketing for action and co-develop competitive tactics.

Develop European business unit budgets and meet budgetary expense goals consistent with actual or expected sales performance.

Field travel as needed to develop a fundamental understanding of the customers, the selling process and to teach, coach, train and lead the sales force in the process of closing the customers; 70-80% travel would not be unexpected in the earlier stages of market development.

Select distributors and negotiate distribution contracts to ensure optimum returns to Ventana and to insure that optimum protection for Company growth is provided in contracts.

[ARTICLE] 5
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1995
[PERIOD-START]                             JAN-01-1995
[PERIOD-END]                               DEC-31-1995
[CASH]                                           1,103
[SECURITIES]                                         0
[RECEIVABLES]                                    1,925
[ALLOWANCES]                                         0
[INVENTORY]                                      1,767
[CURRENT-ASSETS]                                 4,819
[PP&E]                                           4,198
[DEPRECIATION]                                   1,940
[TOTAL-ASSETS]                                   7,378
[CURRENT-LIABILITIES]                            2,054
[BONDS]                                              0
[PREFERRED-MANDATORY]                           35,180
[PREFERRED]                                          0
[COMMON]                                           244
[OTHER-SE]                                           0
[TOTAL-LIABILITY-AND-EQUITY]                     7,378
[SALES]                                         10,613
[TOTAL-REVENUES]                                10,613
[CGS]                                            4,282
[TOTAL-COSTS]                                    4,282
[OTHER-EXPENSES]                                 3,343
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                                (3,269)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                            (3,269)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   (3,269)
[EPS-PRIMARY]                                     0.14
[EPS-DILUTED]                                     0.14